Exhibit 99.1

Walker & Dunlop Announces First Quarter 2016 Earnings

FIRST QUARTER 2016 HIGHLIGHTS

•	Net income of $15.5 million, or $0.50 per diluted share
•	Total transaction volume of $2.6 billion
•	Total revenues of $94.2 million
•	Adjusted EBITDA[1] of $32.4 million
•	Servicing portfolio of $51.0 billion at March 31, 2016

Bethesda, MD – May 4, 2016 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported today first quarter 2016 net income of $15.5 million, or $0.50 per diluted share, a 27% decrease from first quarter 2015 net income of $21.3 million, or $0.66 per diluted share. Total revenues were $94.2 million for the first quarter 2016, a  16%  decrease over the first quarter 2015.  Adjusted EBITDA for the first quarter 2016 was $32.4 million compared to $35.4 million for the first quarter 2015, an 8%  decrease.

"Our first quarter financial results demonstrate Walker & Dunlop's ability to generate strong earnings of $0.50 per share and near record adjusted EBITDA of $32.4 million despite volatility in the capital markets that caused commercial real estate investors to hit the pause button during the first few months of the year," commented Walker & Dunlop Chairman and CEO Willy Walker.  "Multifamily property fundamentals remain strong, and Fannie Mae and Freddie Mac continue to be the dominant providers of capital to the sector.   Walker & Dunlop is well positioned to benefit from the continued strength in the multifamily sector.    And with the capital markets now stabilized and investor demand for properties and financing increasing, we have a strong second quarter pipeline and see great opportunity for continued growth in 2016 and beyond."

FIRST QUARTER 2016 OPERATING RESULTS

TOTAL REVENUES were $94.2 million for the first quarter 2016 compared to $112.1 million for the first quarter 2015, a 16%  decrease. The decrease was the result of lower transaction volume,  partially offset by higher gain on sale margins, a  55% increase in net warehouse interest income,  and an 18% increase in servicing fees.  Other revenues increased 6%  due primarily to income from investment sales which we did not have in the first quarter 2015.

GAINS FROM MORTGAGE BANKING ACTIVITIES for the first quarter 2016 were $46.3 million compared to $72.7 million for the first quarter 2015, a 36% decrease.   The  decrease was driven by lower loan originations,  partially offset by an increase in the gain on sale margin from 167 basis points to 188 basis points as weighted average servicing fees increased quarter over quarter. GAINS ATTRIBUTABLE TO MORTGAGE SERVICING RIGHTS (“MSRs”) decreased only 24% from the first quarter 2015 to $23.9 million while loan originations decreased 43%.  LOAN ORIGINATION FEES were $22.4 million for the first quarter 2016 compared to $41.4 million for the first quarter 2015, a 46% decrease.

SERVICING FEES were $31.6 million for the first quarter 2016 compared to $26.8 million for the first quarter 2015. The  18% increase was driven by the growth in the servicing portfolio, which increased from $46.1 billion at March 31, 2015 to $51.0 billion at March 31, 2016.

NET WAREHOUSE INTEREST INCOME, which includes net interest earned on loans held for sale and loans held for investment (the Company’s on balance sheet interim loan portfolio), was $6.7 million for the first quarter 2016,  a  55% increase from  $4.4 million for the first quarter 2015. The increase in net warehouse interest income was a result of the larger average balance of loans held for sale during the quarter.

TOTAL EXPENSES were $70.1 million for the first quarter 2016 compared to $76.7 million for the first quarter 2015, a 9%  decrease, which was primarily driven by a 15% decrease in personnel costs due to lower variable compensation costs. As a percentage of total revenues, personnel expense was 36% during the first quarter of 2016 and 2015.

PROVISION (BENEFIT) FOR CREDIT LOSSES was a  net benefit of $0.4 million for the first quarter 2016 compared to a provision of $0.1 million for the first quarter 2015.  The benefit was the result of a decline in the outstanding balance of loans held for investment and the general reserves associated with it, along with improved credit quality in the at risk portfolio.

OPERATING MARGIN was 26% for the first quarter 2016 down from 32% for the first quarter 2015.  Lower operating margin is the result of lower transaction volume in the first quarter 2016.

ADJUSTED EBITDA was $32.4 million for the first quarter 2016 compared to $35.4 million for the first quarter 2015, a  decrease of  8%. The decrease was driven by lower origination volume, partially offset by increases in servicing fees and net interest income and a decrease in variable compensation.

ANNUALIZED RETURN ON EQUITY was 13% for the first quarter 2016 down from 20% for the first quarter 2015,  due to lower net income and higher average equity.

TOTAL TRANSACTION VOLUME for the first quarter 2016 was $2.6 billion, down 40% from $4.3 billion for the first quarter 2015.  Total transaction volume includes loan origination and investment sales volumes.  LOAN ORIGINATION VOLUME was down 43% from the first quarter 2015 to $2.5 billion. Brokered loan originations totaled $804.2 million, a 6% increase from the first quarter 2015.  Loan originations with Fannie Mae were $763.2 million, a decrease of 44% from the first quarter 2015.  Loan originations with Freddie Mac were $703.8 million, a 65% decrease from the first quarter 2015. HUD loan originations totaled $124.2 million, a 21% decrease from the first quarter 2015.  CMBS originations were $63.3 million for the first quarter 2016, a 1% decrease from the first quarter 2015. There were no interim loan originations during the quarter compared to $8.4 million during the first quarter 2015. INVESTMENT SALES VOLUME was $157.0 million for the first quarter 2016. The Company entered the investment sales business during the second quarter 2015, so there was no comparable volume in the first quarter 2015.

STOCK REPURCHASE PROGRAM

On February 9, 2016, the Company’s Board of Directors authorized the repurchase of up to $75.0 million of its outstanding common stock over a one year period.  During the first quarter 2016 the Company repurchased 275 thousand shares for a total of $6.5 million.

SERVICING PORTFOLIO

The SERVICING PORTFOLIO totaled $51.0 billion at March 31, 2016, an increase of  11% from $46.1 billion at March 31, 2015. During the period, $4.9 billion in net loans were added to the servicing portfolio, the majority of which were Fannie Mae and Freddie Mac loans. The portfolio has a weighted average remaining term of 9.4 years and a 25 basis point WEIGHTED AVERAGE SERVICING FEE.

CREDIT QUALITY

The Company’s AT RISK SERVICING PORTFOLIO, which is comprised of loans subject to a defined risk-sharing formula, was $20.1 billion at March 31, 2016 compared to $17.5 billion at March 31, 2015.  There were no 60+ DAY DELINQUENCIES in the Company’s at risk servicing portfolio at March 31, 2016 compared to $22.5 million at March 31, 2015.

There were no NET WRITE-OFFS for the first quarter 2016 or the first quarter 2015.

The on-balance sheet INTERIM LOAN PORTFOLIO, which is comprised of loans for which we have full risk of loss, was $191.8 million at March 31, 2016 compared to $233.7 million at March 31, 2015.  All of our interim loans are current and performing at March 31, 2016.

1  Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance.  For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, May 4, 2016 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (877)  876-9177 from within the United States or (785) 424-1666 from outside the United States and are asked to reference the Conference ID: WDQ116. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials, related to the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. Eastern time May 4, 2016 through May 18, 2016. Please call (800) 753-9197 from the United States or (402) 220-0689 from outside the United States. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate finance companies in the United States providing financing and investment sales  to owners of multifamily and commercial properties. Walker & Dunlop, which is included in the S&P SmallCap 600 Index, has over 500 professionals in 25 offices across the nation with an unyielding commitment to client satisfaction.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (GAAP), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision for credit losses net of write-offs, stock-based incentive compensation charges, and non-cash revenues such as gains attributable to MSRs and mark to market effects from CMBS activities. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company’s GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analyses; and

•	a better understanding of how management plans and measures the Company’s underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with net income.  For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as ''may,'' ''will,'' ''should,'' ''expects,'' ''intends,'' ''plans,'' ''anticipates,'' ''believes,'' ''estimates,'' ''predicts,'' or ''potential'' or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and or legislative changes to Freddie Mac, Fannie Mae or HUD, (3)  our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ''Risk Factors" in our most recent Annual Report on Form 10-K, as it may be updated or supplemented by our Quarterly Reports on Form 10-Q and our other filings with the SEC.  Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Senior Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

March 31, 2016 and December 31, 2015

(In thousands, except per share data)

	March 31,	December 31,
	2016	2015
	(unaudited)
Assets
Cash and cash equivalents	$98,224	$136,988
Restricted cash	10,006	5,306
Pledged securities, at fair value	75,225	72,190
Loans held for sale, at fair value	547,827	2,499,111
Loans held for investment, net	190,551	231,493
Servicing fees and other receivables, net	21,712	23,844
Derivative assets	16,130	11,678
Mortgage servicing rights	421,651	412,348
Goodwill and other intangible assets	91,439	91,488
Other assets	22,540	30,545
Total assets	$1,495,305	$3,514,991

Liabilities
Accounts payable and other liabilities	$133,551	$169,109
Performance deposits from borrowers	9,543	5,112
Derivative liabilities	7,563	1,333
Guaranty obligation, net of accumulated amortization	28,552	27,570
Allowance for risk-sharing obligations	5,149	5,586
Warehouse notes payable	640,307	2,649,470
Note payable	164,388	164,462
Total liabilities	$989,053	$3,022,642

Equity
Preferred shares, Authorized 50,000, none issued.	$—	$—
Common stock, $0.01 par value. Authorized 200,000; issued and outstanding 29,358 shares at March 31, 2016 and 29,466 shares at December 31, 2015	294	295
Additional paid-in capital	217,684	215,575
Retained earnings	283,950	272,030
Total stockholders’ equity	$501,928	$487,900
Noncontrolling interests	4,324	4,449
Total equity	$506,252	$492,349

Total liabilities and equity	$1,495,305	$3,514,991

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except per share data)

Unaudited

	For the three months ended March 31,
	2016	2015
Revenues
Gains from mortgage banking activities	$46,323	$72,720
Servicing fees	31,649	26,841
Net warehouse interest income	6,731	4,354
Escrow earnings and other interest income	1,640	787
Other	7,898	7,419
Total revenues	$94,241	$112,121

Expenses
Personnel	$34,230	$40,045
Amortization and depreciation	25,155	24,674
Provision (benefit) for credit losses	(409)	84
Interest expense on corporate debt	2,469	2,477
Other operating expenses	8,614	9,435
Total expenses	$70,059	$76,715
Income from operations	$24,182	$35,406
Income tax expense	8,849	14,093
Net income before noncontrolling interests	$15,333	$21,313
Less: net income from noncontrolling interests	(125)	—
Walker & Dunlop net income	$15,458	$21,313

Basic earnings per share	$0.52	$0.68
Diluted earnings per share	$0.50	$0.66

Basic weighted average shares outstanding	29,489	31,515
Diluted weighted average shares outstanding	30,782	32,464

SUPPLEMENTAL OPERATING DATA

Unaudited

	For the three months ended March 31,
(dollars in thousands)	2016	2015
Transaction Volume:
Fannie Mae	$763,244	$1,362,664
Freddie Mac	703,807	1,996,002
Ginnie Mae - HUD	124,208	156,949
Brokered (1)	804,181	760,263
Interim Loans	—	8,420
CMBS (2)	63,310	64,100
Total Loan Origination Volume	$2,458,750	$4,348,398
Investment Sales Volume	156,950	—
Total Transaction Volume	$2,615,700	$4,348,398

Key Performance Metrics:
Operating margin	26%	32%
Return on equity	13%	20%
Walker & Dunlop net income	$15,458	$21,313
Adjusted EBITDA (3)	$32,416	$35,408
Diluted EPS	$0.50	$0.66

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	36%	36%
Other operating expenses	9%	8%

Key Origination Metrics (as a percentage of loan origination volume):
Origination related fees	0.91%	0.95%
Fair value of MSRs created, net	0.97%	0.72%
Fair value of MSRs created, net as a percentage of GSE and HUD origination volume (4)	1.50%	0.89%

	As of March 31,
Servicing Portfolio by Product:	2016	2015
Fannie Mae	$23,304,910	$20,801,580
Freddie Mac	18,146,813	14,545,426
Ginnie Mae - HUD	5,645,282	5,775,968
Brokered (1)	3,264,815	4,498,161
Interim Loans	191,822	233,738
CMBS	487,110	211,787
Total Servicing Portfolio	$51,040,752	$46,066,660

Key Servicing Metric (end of period):
Weighted-average servicing fee rate	0.25%	0.24%

(1)	Brokered transactions for commercial mortgage backed securities, life insurance companies, and commercial banks.
(2)	In 2015, this figure represents brokered transactions for our CMBS Platform. In 2016, this figure represents loans originated by us for our CMBS Platform.
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)

The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of GSE and HUD volume. No MSRs are recorded for “brokered” transactions or interim loan portfolio originations.

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

	For the three months ended
	March 31,
(in thousands)	2016	2015
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$15,458	$21,313
Income tax expense	8,849	14,093
Interest expense	2,469	2,477
Amortization and depreciation	25,155	24,674
Provision (benefit) for credit losses	(409)	84
Net write-offs	—	—
Stock compensation expense	3,858	4,084
Gains attributable to mortgage servicing rights (1)	(23,917)	(31,317)
Unrealized (gains) losses from CMBS activities	953	—
Adjusted EBITDA	$32,416	$35,408

(1)	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.

Key Credit Metrics

Unaudited

	As of and for the three months ended
	March 31,
	2016	2015
(dollars in thousands)
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$17,642,364	$15,076,417
Fannie Mae Modified Risk	4,905,037	4,871,997
Freddie Mac Modified Risk	53,498	53,629
GNMA - HUD Full Risk	4,547	4,693
Total risk-sharing servicing portfolio	$22,605,446	$20,006,736

Non risk-sharing servicing portfolio:
Fannie Mae No Risk	$757,509	$853,166
Freddie Mac No Risk	18,093,315	14,491,797
GNMA - HUD No Risk	5,640,735	5,771,275
Brokered	3,264,815	4,498,161
CMBS	487,110	211,787
Total non risk-sharing servicing portfolio	$28,243,484	$25,826,186

Total loans serviced for others	$50,848,930	$45,832,922

Interim loans (full risk) servicing portfolio	191,822	233,738

Total servicing portfolio unpaid principal balance	$51,040,752	$46,066,660

At risk servicing portfolio (1)	$20,066,881	$17,486,146
Maximum exposure to at risk portfolio (2)	4,165,215	4,121,863
60+ Day delinquencies, within at risk portfolio	—	22,531
At risk loan balances associated with allowance for risk-sharing obligations	$16,884	$25,609

Allowance for risk-sharing obligations:
Beginning balance	$5,586	$3,904
Provision (benefit) for risk-sharing obligations	(154)	150
Net write-offs	—	—
Other	(283)	—
Ending balance	$5,149	$4,054

60+ Day delinquencies as a percentage of the at risk portfolio	0.00%	0.13%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.03%	0.02%
Net write-offs as a percentage of the at risk portfolio	0.00%	0.00%
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	30.50%	15.83%
Allowance for risk-sharing as a percentage of maximum exposure	0.12%	0.10%
Allowance for risk-sharing and guaranty obligation as a percentage of maximum exposure	0.81%	0.71%

(1)

At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as an immaterial balance of Freddie Mac and GNMA-HUD loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)

Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.